Exhibit 99.1

Conference Title:  Piedmont Lithium Inc. Annual Meeting – CEO Remarks

Date:          15 June 2022

Keith Phillips:          Thank you, Jeff. And thanks everybody for joining. I'll make a few introductory remarks, and then I'd like to go through a few of the pages in the updated corporate presentation we filed today. I'd really like to give people a sense of what we've accomplished, where we see lithium markets and what our plans are over the next six to 12 months, which we think would be a very exciting period.

So first looking back it - the last - we had an annual meeting, as you know, in February. We changed year ends. This is our annual meeting for the 12 months ended December 31, 2021. But the last six months to a year have been a time of immense accomplishment. First is we added important spodumene assets in Québec and in Ghana. And we now control one of the world's largest endowments of spodumene concentrate, a future spodumene concentrate production, which is essential to underpin our strategy to produce lithium hydroxide in North America.

We made progress at all four of our projects, and I'll discuss each of them later, including permitting - the permitting question. And maybe most importantly, we've added to our team. So a little over two years ago, we had four employees at Piedmont Lithium. We’re just about now at 34 employees and we've grown the team dramatically during COVID, which is difficult, but we've grown it dramatically as we're moving into execution mode. We think it's critically important to have a strong team.

We're very fortunate to be located in the Charlotte, North Carolina region. It's headquartered there where there's such a rich lithium history and there's such a deep talent pool to draw on. It's also a great place to recruit people too from other locations. So we really are moving into execution mode and have built a team and will continue to do so that we take the second to none for a company at our stage.

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Before I get into the presentation, I did want to recap for everybody our strategy, which we've articulated. But I just want to be clear what our strategy is and why it is what it is. So our strategy is very simple. We want to be the leading producer of lithium hydroxide in North America, all from spodumene concentrate that we own.

So it's three parts. We want to be a leading hydroxide producer, all from spodumene concentrate that we own. The reason we care about being a leading producer is that scale is critically important to our customers. We've spent a lot of time over the last few years, getting to know people in the supply chain from OEMs to battery companies to cathode producers.

And what we heard continuously a couple years ago is that while it's nice to have a 20,000 ton hydroxide plant, it doesn't really move the needle from them. The customers would prefer to have fewer larger, more impactful suppliers. So we took a view that it was important to develop scale. Our focus is lithium hydroxide because we believe lithium hydroxide will dominate - and high nickel cathode will dominate the US market, which is most important to us.

In America, people tend to prefer larger vehicles and they tend to want to have the flexibility to drive long distances. High nickel cathode enables that. Lithium hydroxide required in high nickel cathode. So that's our focus and we're developing as you know, two plants, 30,000 tons each that will produce 60,000 tons of lithium hydroxide in the US. That would more than quadruple current domestic production. So it would be a major factor. And it's clear in our conversations with potential customers and strategic partners that they appreciate that.

We want to produce all the hydroxide from spodumene concentrate because, A, we control a lot of spodumene concentrate; B, the process to produce lithium hydroxide from spodumene is quite proven. It's really the benchmark approach to do - producing hydroxide. You can produce hydroxide from brine. You can produce hydroxide potentially from some of the more novel raw materials are pursuing. But we believe if we want to scale production in the 2020s, spodumene is by far the low risk, efficient way to get to that point. Our customers agree with us. So we're very happy with that.

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And lastly, we want to own the spodumene concentrate. So the traditional market in this world is you have historically spodumene concentrate producers say in Australia, producing concentrate, shipping it to China to converters who would buy the concentrate and then convert it. We think the converting model is risky. We think there's a risk that there won't be enough spodumene supply for everybody. And we think a lot of the profitability, in fact, resides at the more upstream level in the mineral resource.

So we want to be the leading hydroxide producer, all from concentrate that we own. The investments in Québec, in Ghana have more than doubled our future annual spodumene production that kind of comes our way. And we're really happy about that.

So with that background, I'm now going to jump into the presentation. And let me just enlarge this for myself. And I'm - I hope everybody can see I'm on page two. I'm not going to go through this entire presentation. Some of it has been on the website before. What I would highlight on page two is two things. A, we're happily listed both in the United States as an American company on NASDAQ, but we remain listed on the Australian securities exchange. That's a priority for us as well. We have a lot of strong shareholders there.

Also on the top right, we raised money in March of this year. We have a very strong cash balance. We have all the money we need to accomplish our objectives over the next 12 plus months. We also have some equity interests in affiliates that are marketable if we choose to market them, although we're very happy investors for the time being. And on the lower right, I would just mention for people if they're not aware, our - how grateful we are. We have 11 different sell side research analysts covering Piedmont Lithium, all with buy recommendations on the stock. If people are interested, reach out to me. I'm happy to forward some of the research.

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Now I'm going to talk about the lithium market for a couple of minutes. And first of all, I'm on page three. The industry backdrop could not be more favorable. As of next month, I will have been with Piedmont for five years, and things have changed dramatically. I think the most important change is every electric vehicle company - sorry, every vehicle company in the world, every OEM is all in on electrification.

So on the right hand side, you see GM plans to exclusively offer electric vehicles by 2035. I think you'll see in Europe, the market will be - all new vehicles will be electric by 2035. And importantly, with that strong growth and those commitments that's really exacerbated what's been obvious to us for some time, which is a raw material shortage. That's going to be a factor we think for the next decade or so, and should lead to prosperous times for those that can produce lithium among other raw materials.

And you can see some quotes here, President Biden invoking the Defense Production Act for EV battery materials; Ford CEO calling for more domestic mining; Rivian CEO highlighting how the shortage will limit EV battery production; VW getting actively involved in the raw materials business; and Elon Musk making comments about the profitability of the lithium business going forward. We're optimistic about that.

If I flip to page four, and this is a really, I think, a nice portrayal of the issue the industry faces over the next decade or so. This is chart put together by Matt Fernley at Westbeck in Battery Material Review in London. Matt is a very thoughtful analyst and external commentator on the sector. And on this chart, he shows what he believes electric vehicle sales would be, if there were no material constraints. So that's the gray section of these bars.

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And you can see Matt would expect that could be almost 20 million sales of EVs in 2023, 30 million almost in 2024, if there were enough raw materials. But he has, what he described as his material constrained forecast, which is the blue bar, which reflects the reality he sees - and as a geologist, he studied this very closely - that there just won't be nearly enough lithium and other raw materials on that pace to kind of accomplish those level of sales.

So Matt sees the market. And I agree where battery - EV demand will go vertical. Everyone's going to want an electric vehicle once they appreciate the benefits of them. I'm a electric vehicle driver. These are smoother, quieter, faster cars. They're far more economical to fuel and maintain, particularly in an environment where gasoline prices are so high. Demand is really going to go vertical as more people like Ford bring F-150 out in the - Mustang Mach E and GM brings to Silverado, etc., and more vehicles come to market.

But the constraint on sales will be those companies won't be able to get enough batteries because there won't be enough lithium. And anyone who can produce lithium should be in a really attractive position. This shortfall of lithium is really particularly clear in the United States, where on the left-hand side of page five, you see a map of the United States with many of the important battery plant announcements that have been made over the last year or so, particularly by the three traditional large OEMs in the US plus Tesla, plus now Toyota, [inaudible] etc., and their battery partners at the Korean groups, LG, SK and Samsung SDI among others.

A couple of years ago there really wasn't a lot of battery capacity planned for the US. We were aware of that plans in the works, but announcements hadn't come. There's now over 25 billion committed by these major players to develop battery capacity in the US. We believe most of that battery capacity will require lithium hydroxide rather than carbonate. And on the top right bar chart, you see roughly how much lithium hydroxide we believe each of the plants will require. In aggregate, we believe by 2025 or ’26 or ’27, the US is going to require over 500,000 tons a year of lithium hydroxide. We currently produce 15,000. So we're - as a country, we're going to need 30 times more hydroxide in four or five years than we're producing today.

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We think we can be a very important part in filling that gap. I will say the gap I think will be impossible to fill. So we'll always be importing material, I believe. At least until recycling is an important component of the market, I think that's a decade or two away. But in the interim we'll have shortfalls. We believe anybody who can successfully produce lithium hydroxide in the United States will be a/the favored supplier. And we believe all these plants would rather buy material from say North Carolina than from say China. So we're very optimistic about the future.

This supply shortages have been reflected in lithium prices over the last couple years. Lithium prices have accelerated dramatically. We're now at lithium hydroxide prices of around 75,000 a ton. Spodumene concentrate prices of over 6,000 a ton. We don't have a crystal ball. We're not sure where prices will go. Personally, I think prices will, over the next decade or so, remain elevated and be potentially considerably higher than the prices we've embedded in our technical studies.

We use 22,000 hydroxide, 1,200 spodumene concentrate. I think those are prices that could be sensible average prices for the next two or three decades, but I think in the next decade or so, as the shortages get greater and greater and greater, I think we could see prices be elevated and we certainly hope that's the case. I will - also I'll add. I don't think these prices are in any way reflected in the lithium equities, including ours. So I think if these prices persist, as I hope they do, I think you - the shareholders would hopefully seek really considerable upside in lithium equities, as people begin to realize on these prices.

And just one last comment. There's been some commentary from research analysts recently about supply-demand. And like any market, there are different takes on this. Some people think demand will be less. Some people think supply will be greater. Who knows? Again, I don't have a crystal ball. I have a view that it's difficult to advance lithium projects. And it's - from a timing perspective, there are a lot of parts in the process that cannot be rushed.

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So you could build a car plant in two years. You can build a battery plant in two years. You could build a cathode plant in two years. You can't build a mine in two years. It'll take best case six or seven or eight years to develop. If somebody has a new discovery today, it's going to take at least six or seven years for that to come into production, traditionally more like 10 to 20 years. There are parts of the process in terms of exploration, geology, metallurgy, engineering, permitting, funding, construction and ramp up. They just can't be hurried. There's no way to accelerate them. And I think that is why in the entire EV supply chain, I think the place with the biggest constraint on supply will be the upstream part.

With that comment, I'll flip to just a quick overview of our project. Shareholders will be familiar with that. A couple of years ago, we were a single project company with Carolina Lithium, which is a project we - that really was the foundation of the company and still is our most important project. We think it's the best located lithium projects in the world. We think it'll be a very low cost producer and a critically important part of the US supply chain.

But in an interest to get bigger as a potential producer, we're also developing another chemical plant, we call currently LHP-2. And we've made strategic investments in Québec, in Ghana into attractive spodumene assets to help underpin that.

And as I flip forward to page eight, if you think about our business, we have four projects. So I've got four boxes here. Three of them are going to produce spodumene concentrate. Two of them are going to produce lithium hydroxide. That adds up five. One of them is going to do both. So Carolina Lithium will be an integrated project with its own spodumene concentrate production feeding a 30,000 ton chemical plant. There will be some excess spodumene concentrate production there that will ultimately make its way to our other chemical plant LHP-2.

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Then down the left-hand side, we have an entitlement to half of the production from the Ewoyaa project in Ghana, which - that half will be 150,000 tons a year of spodumene concentrate. And we have an entitlement to the greater and half or 113,000 tons a year from the Sayona Québec projects, North American Lithium and Authier. So that's - that at this stage looks like it'll be 113,000 tons a year.

We will use that material to feed the second chemical plant and to sell into the market. It's one way to think about our company.

On page nine, as you think about the development progression, I'll talk about each of these projects in a minute. Our partners at Sayona have announced that - they had a feasibility study was published a couple weeks back on the restart of the North America Lithium project. That's expected to be in production, they're saying early 2023. The Atlantic Lithium, the Ewoyaa project, the way I think about production there is 2024.

So as you look at this page, I think you should think about production in Québec in the first half of 2023, production in Ghana in 2024, construction of LHP-2 starting in the first half of next year. Production - it'll take two years. So production in 2025. And Carolina Lithium now looking at 2026. And on the right-hand side of the page, in aggregate, we'll have 60,000 tons of lithium hydroxide capacity that will require approximately 390,000 tons of spodumene concentrate. So we'll have excess concentrate.

We'll ultimately add a fifth bar at the bottom, which will be Québec conversion. That's a study that's sort of in the works. But we're very excited about the development pipeline. And we're excited about the, the progression from a restart in Québec of an existing business with relatively low capital involved, that's a reasonably easy execution, followed by construction in Ghana of a mining and DMS-only concentrate plant, which will be a relatively straightforward exercise, followed by the construction of a 30,000 ton chemical plant at a site to be determined.

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And then finally, Carolina Lithium will be built last, and our company will be a far more seasoned team. The Carolina Lithium project is large and involves mine concentrate operations, byproduct facilities, solar farm, chemical plant, etc. And it's a $1 billion capital. So that'll be the fourth thing that we build.

Now quickly touch on just highlights of each of the projects to make sure people are familiar. So in Québec, we own 25% of a joint venture that's called Sayona Québec. Sayona Mining from Australia owns the other 75%. Sayona Québec essentially owns the assets in the middle in the blue bars, most importantly, North American Lithium, which is - there's aerial photograph of that up above. North American Lithium was constructed eight or 10 years ago. That costed $400 million. It's operated off and on over the last decade in earlier stage lithium markets and weaker lithium markets.

We acquired it in August of last year. It has been on care and maintenance. And we are now working with Sayona to restart that in the first half of next year. That will be North America's next lithium production, will be for North American Lithium.

The highlights of the project, I would say are number one, it's got the largest mineral endowment of any lithium projects in Canada. I believe it's the best located lithium project in all of Canada, being near the mining town of Val-d'Or and near rail. And it's also by far the most advanced in that it's already built. And we're going to spend about US$80 million upgrading it and making and debottlenecking some areas and it will run more smoothly.

We're very excited about it. Our share of that CapEx is $20 million. That's already funded as part of the equity deal we did in March. The other thing I would highlight is while we only own 25% of the project, we are entitled through our off-take agreement to the greater of 113,000 tons per year or 50% of production. Production is targeted for 168,000 tons a year. So ultimately we'll be buying approximately 70% of the production. And we're buying it, subject to an off-take agreement with a - at market price, with subject to a floor of $400 or $500 and a ceiling of $900. So at current spodumene prices, that will be, we believe, a very lucrative agreement and have great value for Piedmont shareholders.

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In Ghana, the real highlights of Ghana, this is an exceptional ore body with an exceptional location. Of all the nations in Africa with future lithium production near term, Zimbabwe, the DRC, Mali, etc, we believe Ghana is the best place to be. This asset is a mile from the Atlantic Ocean. Its 70 miles from the Port of Takoradi, you see here. We think we can get spodumene concentrate from Ghana into the Southeastern US for lower transport cost than we can get it from Québec. So it's an exceptionally well located asset. We don't think there's a better located asset in the lithium world to bring material into America.

We're earning a 50% interest. This will be a large producer, 300,000 tons a year. We're entitled to half of that production at market. CapEx is currently estimated for only $70 million, and we believe this will be a low cost producer. So this is an exceptional asset, and this really underpins the LHP-2 project, which again, is sort of misnamed in that Lithium Hydroxide Plant 2 will actually be built before Carolina Lithium. We are finalizing our site selection now. We have - we're focused on sites into Southeastern states. We hope to have an announcement relatively soon. We're just getting discussions about potential incentives, etc. So we're very excited about this.

We hope to have a site selected and announced in the month of June or July. We think we can complete a definitive feasibility study by September. Partly because this plant, you see an thematic of it is identical - will be identical to the plant we're going to build at Carolina Lithium. We've already done a DFS for this plant. We just need to factor in vocational matters. And we think we could be permitted on this project by the end of this year and be in construction in the first half of next year. This will be the first lithium chemical plant built in the United States in 30, 40, 50 years of scale. So we're very excited about that. And it'll be by far the biggest plant ever built here. The economics will be very compelling and a lot of news to come here.

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And finally Carolina Lithium, which is we think the best located lithium project in the world. You see our headquarters in Belmont, North Carolina, about 10 miles west of Charlotte. We're located on the Carolina Tin-Spodumene Belt, which is one of the world's largest and most prolific spodumene belts. Most of the world's lithium production came from this region from the 1950s to the 1980s. There's a very deep talent pool currently working for people like Albemarle or Livent but also people who formerly worked in those businesses and know a lot about lithium processing.

I don't think there's a place in the Western world with greater - a deeper lithium processing talent pool. And so we're very happy to be there. The infrastructure here is absolutely first grade. And the location is really what drives our low cost position here.

There was a question about permitting. The permitting process is underway. We applied for our mining permit in August 2021, so less than a year ago. We hope to receive that permit this year. I would characterize that, as very fast. If we were trying to permit a mine like this in a place like Québec or Nevada or British Columbia, it would take considerably longer. So we think the permitting process is going well.

Because we're co-locating our chemical plants on the mine site, which has a lot of environmental and economic advantages that will add to the permitting timeline. We will need a Title V permit, air permit for the chemical plant. That's a process that we think will take around a year. We're applying for that permit this month. So we hope to have this project fully permitted - mine permit this year, air permit middle of next year, and be in a position to be in construction in 2024.

And with that, I'll just finish on page 14 and with sort of highlight what the next six to 12 months look likes - looks like because we've got a lot going on we think will be really beneficial for shareholders. So in Québec we completed the feasibility study. We should announce a restart decision of NAL pretty soon, and the restart itself should occur in the first half of 2023.

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So we should be Piedmont Lithium will have, we would hope revenue and earnings to speak about in 2023, which is exciting. In Ghana, we've announced a resource update. Drilling is continuing. You'll see more resource updates there. That is going to become a larger asset we believe. Prefeasibility studies should come in the next few weeks. And we hope to secure a mining license this year.

LHP-2, we hope to announce the site selection soon, definitive feasibility targeted for September. Permitting hopefully to be completed this year. We'll also add - announce a retention of the DPC contractor along with the site selection. So that project is - we're moving it forward swiftly.

Carolina Lithium, it's really currently all about the permitting process, and we think that's going well on advancing. And as we have news, we'll deliver to the market, but we can't force that timeline and we'll just kind of go through as we do. And we're continuing to consolidate some of the land that we have options to buy and move that project as well.

And then finally at the corporate level, two other highlights. LHP-2 is circa $600 million of capital. Carolina Lithium is around a $1 billion of capital. Those are big dollars. We hope to fund the capital through a combination of project debt and strategic - to faster sale of minority interest in one or both projects to strategics. So the project debt financing we're targeting is with the Department of Energy in Washington, DC, with their loan programs office. We have an application submitted for Carolina Lithium. We will submit an application for LHP-2 once we have our site selected, that's ready to go. That will be, I think, attractive financing and strategic for us. So we're very focused on that and we're optimistic we'll receive such financing.

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We also have a strategic partnering process underway with our advisors at JP Morgan and Evercore. And that process is going well. If you think back to the page with the map of the United States and the shortages of lithium hydroxide that are forecasted, you can imagine the people in the supply chain, at least some of the people in the supply chain are interested in securing raw materials. And those are the sorts of people we're talking to. And we hope to be in a position to complete a transaction in due course.

So that concludes my remarks. And if there are any questions, Bruce, I'm happy to address them.

Jeff Armstrong:      Hey, Keith, it's Jeff. Let me just jump in for one second and just remind everyone that certain comments made today may include forward-looking statements, which are subject to significant risk and uncertainties that could cause our actual results to differ materially from management's current expectations. So please review the cautionary statements and risk factors contained in our most recent annual report and our other SEC filings. We do not intend to update our forward-looking statements.

And in terms of questions, Keith, there was one other question that came up, which is, what are your thoughts on mining other lithium around the world and particularly in Bolivia? I don’t think you have a comment on that one.

Keith Phillips:        Yeah. Thanks. Thanks, Jeff. Bolivia has very large lithium brine resources. I I'm aware of that. I'm aware that various groups over the decades have kind of attempted to extract them. I think - I believe - I don't know much about it. I believe there are some impurity issues that are issue. Magnesium, I believe is an issue. I'm not entirely sure. Bolivia is a somewhat more challenging countries to develop assets in than, say, Chile and Argentina, which have their own challenges.

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So I don't know. I think, listen, there's a lot of lithium in the world. I think in due course, a lot of lithium will come on line. And I think if you look forward a couple decades, it's reasonable to assume that a lot of lithium will be developed in production will be developed in Africa, in Canada, in the US, in Australia, in South America. And lithium demand growth will ultimately, I think, moderate at a very high level or losing demand will be very high, but everyone eventually will have an EV. So the growth level will be more moderate. I think you'll have a market that's more mature.

But I really see that in the 2040s. I think there's going to be a frantic issue, I believe, in the next several years, where there just won't be enough lithium for all the battery plants that people are building. And anybody who wants to develop something in Bolivia, people talk about, Afghanistan, other parts of the world is just going to take - is very likely to take a very long time to come on line. And I don't think be a factor in the 2020s.

Jeff Armstrong:       Thanks, Keith. We're not showing any other questions here. So at this point, we'd like to go ahead and conclude the call and thank everybody for dialing in and participating. Thank you very much.

Operator:                 The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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